                                                                   EXHIBIT 10.9


From:       Robert Johnson

Sent:       June 29, 1998

To:         Jim ONeil; Carl Crosetto; Denise Fletcher; Susan Cummiskey;
            Tom Meola; Bruce Bezpa; Doug Bauer; Bob Baker; Don Cannava; Jeff Chipman; Mike Schlanger; Reed Smith; Kenneth Swanson; Duncan Varty; Andy Williams

Subject:    SERP

     I thought each of you would be interested in the improvements to our SERP plan that were approved by the Bowne Board of Directors at our meeting last week. These improvements keep Bowne's SERP very competitive and recognize that this benefit is very important to those who have built Bowne into the company it is today. As you know the SERP is a very important benefit that is only available to senior corporate executives and Presidents of the Financial Print companies. Because of the salary plus bonus compensation approach used for determining base compensation, the SERP really is best suited to rewarding those in the traditional parts of our business whose compensation is driven by the more standard measures of financial performance.

     The major improvements to the SERP are the vesting formula (5 years); providing credit for prior service with another company; the crediting of deferred bonus compensation for the year the bonus is accrued; using the compensation for the highest 60 consecutive months during the past 120 months of employment; lowering normal retirement to age 62 and 5 years service from age 65 or alternatively, 30 years service regardless of age, for full benefits; providing early retirement with company approval beginning at age 55 with a 5% a year benefit reduction from normal retirement at age 62 and a number of other changes. You will shortly be receiving a new plan description which will include all of the changes. We have recalculated your benefits based upon the current and new plans using assumptions which obviously can change but which should give you a sense of the magnitude of the improvements. I will be sending this comparison to you within the next week so you can better understand the important value of these changes. If you have any questions, please call Susan Cummiskey who will get the answers for you.

     These enhancements to your SERP plan are very significant. They represent yet another way for me and the Board to thank you for your efforts.